As filed with the Securities and Exchange Commission on February 9, 2007 Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HARBIN ELECTRIC, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0403396
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong
Qu Harbin Kai Fa Qu, Harbin, People’s Republic of
China 150060

         ___________________________
(Address of Principal Executive Offices)

2005 Stock Option Plan
(Full title of the plan)

Barry Raeburn
Harbin Electric, Inc
2 Penn Center, Suite 1306
Philadelphia, PA 19102

___________________________
(Name and address of agent for service)

(215) 854-8104
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock	1,500,000	$11.62	$17,430,000	$1,866
Total	1,500,000			$1,866

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate number of securities to be offered as a result of any adjustments due to stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the closing price for the Common Stock on The Nasdaq Global Market on February 6, 2007

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EXPLANATORY NOTE

This Registration Statement for Harbin Electric, Inc., a Nevada corporation (the “Company”) contains two parts. The first part contains a re-offer prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with the General Instruction C to Form S-8) which covers reoffers and resales of “control securities” (as such term is defined in General Instruction C to Form S-8) of the Company. The reoffer prospectus relates to up to 1,500,000 shares of Common Stock that have been or may be issued under the Company’s 2005 Stock Option Plan (the “Plan”).

The second part of this Registration Statement contains information required pursuant to Part II of Form S-8 and will be used for offers of shares of Common Stock of the Company that may be issued in connection with the Plan.

PART I

ITEM 1.  PLAN INFORMATION.

The following is a summary of Harbin Electric, Inc.’s 2005 Stock Option Plan, which is qualified in its entirety by reference to the full text of the 2005 Stock Option Plan, incorporated by reference in this prospectus. The purpose of the 2005 Stock Option Plan is to retain directors, executives and selected employees and consultants and reward them for making contributions to the success of the Company.

Administration of the 2005 Stock Option Plan

The 2005 Stock Option Plan is administered by the Board of Directors, provided, however, that the Board may delegate such administration to the Compensation Committee of the Board of Directors. Subject to the provisions of the 2005 Stock Option Plan, the Board and/or the Compensation Committee have authority to, in its discretion, grant awards, determine in good faith the fair market value of the stock covered by any grant, determine which eligible persons shall receive grants and the number of shares, restrictions, terms and conditions to be included in such grants, construe and interpret the 2005 Stock Option Plan, approve the forms of agreements used under the 2005 Stock Option Plan, promulgate, amend and rescind rules and regulations relating to its administration, correct defects, omissions and inconsistencies in the 2005 Stock Option Plan or any grant, amend any outstanding grant or amend the exercise date or dates of such grant, determine the duration and purpose of leaves of absence which may be granted to participants without constituting termination of their employment for the purpose of the 2005 Stock Option Plan or any grant and make all other determinations necessary or advisable for the 2005 Stock Option Plan’s administration.

Awards

The 2005 Stock Option Plan provides for the grant of options of up to an aggregate of 1,500,000 shares of common stock to directors, executives, employees and consultants of the Company. Awards granted under the 2005 Stock Option Plan may be incentive stock options, which are intended to meet the requirements for special federal income tax treatment under the IRS Code, nonstatutory options, stock awards or restricted stock purchase offers. Incentive stock options may only be granted to employees of the Company. Incentive stock options may be granted to officers or directors, provided they are also employees of the Company. In addition, the aggregate fair market value of common stock covered by incentive stock options (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess portion of such option shall be considered a nonstatutory option.

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Options may be granted on such terms and conditions as the Compensation Committee may determine; provided, however, that (i) any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company shall have an exercise price of no less than 110% of the fair market value of the stock as of the date of grant; and (ii) incentive stock options granted to a person who at the time of grant does not own stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company shall have an exercise price of no less than 100% of the fair market value of the stock as of the date of grant.

If any grant for any reason terminates or expires, any shares allocated in such grant but remaining unpurchased upon such expiration or termination shall again be available for grants under the 2005 Stock Option Plan as though no grant had previously occurred with respect to such shares. Any shares of stock issued pursuant to a grant and repurchased pursuant to the terms thereof shall not be available for future grants.

Additional Terms

Except as provided in the 2005 Stock Option Plan, awards granted under the 2005 Stock Option Plan are not transferable other than by will or by the laws of descent and distribution. If a participant’s status as an employee is terminated for any reason other than such participant’s disability or death, then such participant shall have the right to exercise the portions of any of such participant’s incentive stock options which were exercisable as of the date of such termination not less than 30 days nor more than three months after such termination. With respect to the nonstatutory options granted, the Board of Directors may specify such period for exercise, not less than 30 days (except in the case of termination for cause or removal of a director) following the termination of employment or services as the Board of Directors deems reasonable and appropriate. The Board of Directors may at any time offer to buy out for a payment in cash or stock an option that was previously granted based on such terms and conditions as the Board shall establish and communicate to the participant at the time such offer is made.

Exercise of Options

The Board of Directors shall set forth in the option grant the terms and conditions of the exercisability of an option award. Any option granted to an employee of the Company shall become exercisable over a period of no longer than 10 years. In no event shall any option be exercisable after the expiration of 10 years from the date it is granted, and no incentive stock option granted to a holder of stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company shall be exercisable after the expiration of five years from the date of the option. A participant shall have no rights as a stockholder with respect to any shares covered by an option until the effective date of the issuance of the shares following exercise of such option by the participant.

Term; Amendments

The 2005 Stock Option Plan is effective for 10 years, unless it is sooner terminated or suspended. The Board of Directors may at any time amend, alter, suspend or terminate the 2005 Stock Option Plan, provided, that no amendment requiring stockholder approval will be effective unless such approval has been obtained. No termination or suspension of the 2005 Stock Option Plan will affect an award which is outstanding at the time of the termination or suspension.

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Certain Federal Income Tax Consequences

The following is a general summary of the federal income tax consequences under current tax law of options and restricted stock. It does not purport to cover all of the special rules, including special rules relating to participants subject to Section 16(b) of the Exchange Act and the exercise of an option with previously-acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares or the ownership and disposition of restricted stock.

Stock Options. A participant will not recognize taxable income for federal income tax purposes upon the grant of a nonstatutory option or an incentive option. Upon the exercise of an incentive option, the optionee will not recognize taxable income. If the optionee disposes of the shares acquired pursuant to the exercise of an incentive option more than two years after the date of grant and more than one year after the transfer of the shares to him or her, the optionee will recognize long-term capital gain or loss and the Company will not be entitled to a deduction. However, if the optionee disposes of such shares within the required holding period, all or a portion of any gain will be treated as ordinary income and the Company will generally be entitled to deduct such amount. Long-term capital gain is generally subject to more favorable tax treatment than ordinary income or short-term capital gain.

Upon the exercise of a nonstatutory option, the optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and the Company will generally be entitled to a deduction for such amount at that time. If the optionee later sells shares acquired pursuant to the exercise of a nonstatutory option, he or she will recognize long-term or short-term capital gain or loss, depending on the period for which the shares were held.

In addition to the federal income tax consequences described above, an optionee may be subject to the alternative minimum tax, which is payable to the extent it exceeds the optionee’s regular tax. For this purpose, upon the exercise of an incentive option, the excess of the fair market value of the shares over the exercise price therefore is an adjustment which increases alternative minimum taxable income. In addition, the optionee’s basis in such shares is increased by such excess for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If an optionee is required to pay an alternative minimum tax, the amount of such tax which is attributable to deferral preferences (including the incentive option adjustment) is allowed as a credit against the optionee’s regular tax liability in subsequent years. To the extent the credit is not used, it is carried forward.

Restricted Stock. A participant who receives a grant of restricted stock will generally receive ordinary income equal to the fair market value of the stock at the time the restriction lapses. Alternatively, the participant may elect to be taxed on the value at the time of grant. The Company is generally entitled to a deduction at the same time and in the same amount as the income required to be included by the participant.

The foregoing discussion does not purport to be a complete analysis of all the potential tax consequences relevant to recipients of awards or to the Company or its subsidiaries. The above discussion does not take into account the effect of state and local tax laws. Moreover, no assurance can be given that legislative, administrative, regulatory or judicial changes or interpretations will not occur which could modify such analysis. In addition, an individual’s particular tax status may result in different tax consequences from those described above. Therefore, any participant in the 2005 Stock Option Plan should consult with his own tax adviser concerning the tax consequences of the grant, exercise and surrender of any such award and the disposition of any stock acquired pursuant to such awards.

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To obtain additional information about the 2005 Stock Option Plan as well as a copy of the 2005 Stock Option Plan, participants in the Plan may contact Barry Raeburn, Executive Vice President, Harbin Electric, Inc., 2 Penn Center, Suite 1306, Philadelphia, PA 19102. Mr. Raeburn can also be reached at 215-854-8104.

Awards Granted

The following table provides information with respect to the executive officers, directors and non-executive employees as a group that have been granted awards under the 2005 Stock Option Plan prior to February 8, 2007, the type of award granted, the number of shares of common stock underlying each award and the exercise price of each award.

Name and Title	Type of Award	Number of Shares of common stock Underlying Award	Exercise Price of Award
Tianfu Yang, Chief Executive Officer and Chairman of Board of Directors	Non Qualified Stock Option	30,000	$8.10
Tianli Yang, Vice President	Non Qualified Stock Option	20,000	$8.10
Suofei Xu, Vice President and Director	Non Qualified Stock Option	20,000	$8.10
Patrick McManus, Director	Non Qualified Stock Option	60,000	$3.93	*
David Gatton, Director	Non Qualified Stock Option	60,000	$3.93	*
Zedong Xu, Chief Financial Officer	Non Qualified Stock Option	20,000	$8.10
Ching Chuen Chan, Director	Non Qualified Stock Option	50,000	$3.10
All Non-Executive Employees as a Group	Non Qualified Stock Options	640,000	$7.74*

* Average exercise price.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. The Company will also furnish without charge to each person to whom the Prospectus is delivered, upon the written or oral request of such person, a copy of other documents required to be delivered to employees pursuant to Rule 428(b). Requests should be directed to Mr. Barry Raeburn, Harbin Electric, Inc., 2 Penn Center, Suite 1306, Philadelphia, Pennsylvania 19102, tel. (215) 854-8104.

Note: The re-offer prospectus referred to in the Explanatory Note follows this page.

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REOFFER PROSPECTUS

HARBIN ELECTRIC, INC.

1,500,000 Shares of Common Stock

This Prospectus relates to shares (the “Shares”) of Common Stock, par value $0.00001 per share, of Harbin Electric, Inc. (the “Company,” “Harbin Electric,” or “Harbin”) which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such Shares pursuant to stock options and stock awards issued or issuable under our 2005 Stock Option Plan. See “Selling Stockholders.”

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. However, we will receive the proceeds from any exercise of options to purchase shares to be sold hereunder. See “Use of Proceeds.”

We have agreed to pay the expenses in connection with the registration of these shares.

Our Common Stock is listed on The NASDAQ Global Market under the symbol “HRBN.”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is February 9, 2007

Special Note Regarding Forward-Looking Statements	1
Where You Can Find More Information	1
The Company	2
Risk Factors	5
Use of Proceeds	11
Selling Stockholders	11
Plan of Distribution	12
Limitation on Liability and Indemnification Matters	14
Experts	14
Legal Matters	14
Incorporation by Reference	14

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus, exhibits and associated documents are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as well as historical information. Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Harbin Electric, Inc. is subject to the informational requirements of the Securities Act of 1934 and, accordingly, files registration statements and other information with the SEC. You may obtain these documents electronically through the SEC’s website at http://www.sec.gov. You may also obtain copies of this information by mail from the Public Reference Room at: U.S. Securities and Exchange Commission at 100 F. Street, NE, Washington, D.C. 20549-0102. Fax: (202) 777-1027. Harbin Electric, Inc.’s filings with the SEC are also available from commercial document retrieval services. Information contained on our web site should not be considered part of this prospectus. You may also request a copy of our filings at no cost, by writing or telephoning us at: 2 Penn Center, Suite 1306, Philadelphia, PA 19102; telephone: (215) 854-8104.

  THE COMPANY

Harbin Electric, Inc. (the “Company,” “Harbin Electric,” or “Harbin”) is a holding company incorporated in Nevada with its principal place of business based in the People’s Republic of China (“PRC”). Harbin Electric is a publicly listed company quoted under the symbol HRBN. Through our U.S. and China-based subsidiaries, we are primarily engaged in the business of designing, manufacturing and marketing linear motors, advanced linear motor systems, and other special motors. In this prospectus, the terms “Harbin,” “Harbin Electric,” “we,” “Company,” “us” and “our” and similar terms refer to Harbin and its subsidiaries, unless otherwise expressly stated or the context requires otherwise.

OVERVIEW

We were incorporated under the laws of the state of Nevada and, along with our wholly-owned subsidiaries, are headquartered in Harbin, China. We manufacture, design, supply and service linear motors (“LMs”) and special motors for domestic China and other international markets. LMs in concept perform similar functions as traditional rotary motors, but differ because LMs are flat in structure and can be configured into a number of forms. LMs also use the principles of magnetic properties to induce linear forces that range in power suitable for many types of applications. We have patents in China relating to commercial applications of LMs.

We believe that our LMs represent an improvement over traditional electric motors based on design, energy output, energy efficiency and precision movement. Instead of a traditional rotary motor which spins in a circular fashion and moves around a shaft, a linear induction motor is flat and, using current, it is designed to induce a magnetic field to push the metal sled forward smoothly, quickly, and with no ground friction. By eliminating the conversion of rotary to linear motion, we believe that a major source of positioning error is removed and results in a higher level of performance in accuracy, resolution, repeatability and speed. In addition, an LM is designed to offer the same vehicle movement and positioning features without the use of pneumatic stops, belts, pulleys or gears, resulting in less maintenance and a reduction in down-time.

Our LMs are purchased by a broad range of customers, including those involved in oil services, factory automation, packaging, and mass transportation systems. As of December 20, 2006, we had approximately 235 employees with approximately 180,000 square feet of state-of-the-art manufacturing space in China. In addition, on September 8, 2006, one of our subsidiaries entered into a Land Use Agreement with Shanghai Lingang Investment and Development Company Limited with respect to lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone. The term of the lease is 50 years.

Our principal executive offices are located at No.9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong, Qu Harbin Kai Fa Qu Harbin, People’s Republic of China 1500060. Our telephone number there is 86-451-86116757. We also maintain an office at 2 Penn Center Suite 1306, Philadelphia, PA 19102 where our telephone number is (215) 854-8104.

BACKGROUND OF THE COMPANY

Harbin Electric, through its indirect wholly-owned subsidiary, Harbin Tech Full Electric Co., Ltd (“HTFE”), develops, engineers, manufactures and sells a wide array of customized linear motors and other special motors.

HTFE was founded in the PRC in April 2003. In August 2004, in order to establish a U.S. holding company for HTFE, the stockholders of HTFE exchanged all outstanding stock of HTFE for stock of a newly formed Delaware corporation (“TFI”) and HTFE thereby became a wholly-owned subsidiary of TFI.

Torch Executive Services Ltd. (“Torch”) was incorporated in the State of Nevada in July 2003 to engage in the business of providing travel and concierge services. Although Torch became a reporting company, its subsequent operations were not significant and it became dormant. TFI thereafter determined that a “reverse merger,” whereby HTFE would be owned by a public company, was desirable. In January 2005, Torch entered into an agreement with TFI and the TFI stockholders, pursuant to which stockholders of TFI became stockholders of Torch; the shares of Torch previously owned by the president and majority stockholder of Torch were cancelled; TFI was merged with and into a wholly-owned subsidiary of Torch (“Torch Subsidiary”); and Torch was renamed Harbin Electric, Inc. Subsequently, the Torch Subsidiary changed its name to Advanced Electric Motors, Inc. (“AEM”).

The transaction with Torch was accounted for as a reverse acquisition under the purchase method of accounting since the former stockholders of TFI acquired control of Torch. The merger of TFI and Torch Subsidiary was recorded as a recapitalization of TFI, with TFI being treated as the surviving entity for accounting purposes notwithstanding the fact that TFI was not the surviving corporation in the merger. The entities also changed their fiscal year to the period ending December 31.

Harbin Electric owns all of the outstanding stock of AEM, which in turn owns all of the outstanding stock of HTFE, the operating subsidiary. Both Harbin Electric and AEM are non-operating holding companies.

We are located in the Harbin Development Zone in the city of Harbin, China, the capital of Heilongjiang Province. Our facilities include a connected two-story factory and a three-story office building. This represents a combined space of 178,564 square feet. Our property is situated on approximately 215,278 square feet of land in the Harbin Development Zone. On September 8, 2006, HTFE entered into a Land Use Agreement with Shanghai Lingang Investment and Development Company Limited with respect to lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone. The term of the lease is 50 years.

The Harbin Development Zone (“HDZ”) consists of Harbin Economic and Technological Development Zone and Harbin High and New Technological Development Zone both recognized and authorized at the national level. The main mission is to develop high and new technological industries and become an impetus to the economic growth of the provincial and municipal economy by means of the investment promotion, good services and a favorable investment environment. We believe that these benefits, in addition to the wealth of human resources and favorable income taxation policy, are the primary benefits to conducting business in Harbin.

RECENT DEVELOPMENTS

Joint Research and Development Agreement

On August 21, 2006, HTFE entered into a joint research and development agreement (the “R&D Agreement”) with the Institute of Electrical Engineering of the Chinese Academy of Sciences (“IEECAS”) to produce a train and system to be tested at the Beijing Airport railway line in the PRC by the end of 2008. The Agreement provides that the term of the project shall commence on August 2006 and terminate in early 2009.

The R&D Agreement provides for a budget of approximately US$3.13 million, consisting of US$1.88 million to be invested by HTFE and the remainder to be invested by IEECAS. HTFE is to be responsible for designing and manufacturing certain components of the system, including the high power linear traction motors, track reaction plates, the body of the test vehicle, the test vehicle’s DC/AC power supply components, and other mechanical and auxiliary components. Any patents resulting from this project are to be jointly-owned by the parties. Ownership of other non-patent rights, such as the right of use and right of transfer under PRC intellectual property laws, are to be decided by the parties by mutual agreement. The R&D Agreement further stipulates, among other things, that the economic benefits as a result of the commercialization of the research results shall be divided between the parties on a pro rata basis in accordance with their respective level of total investments.

FINANCING TRANSACTION

On August 29, 2006, we, AEM, Citadel Equity Fund Ltd. (“Citadel”) and Merrill Lynch International (“Merrill Lynch” and, together with Citadel, the “Investors”) entered into a purchase agreement (the “Purchase Agreement”) relating to the purchase and sale of (a) $50.0 million aggregate principal amount of the Company’s Guaranteed Senior Secured Floating Rate Notes (collectively, the “Notes”) and (b) fully detachable warrants (the “Warrants”) to purchase an aggregate of 3,487,368 shares of our common stock. The transaction closed on August 30, 2006.

The Notes are governed by an indenture, dated August 30, 2006, entered into among us, AEM, as guarantor, and The Bank of New York, as trustee for the Notes. Of the $50.0 million aggregate principal amount of the Notes, Citadel subscribed to $38.0 million of the principal amount of the Notes, which mature on September 1, 2012 (the “2012 Notes”), and Merrill Lynch subscribed to $12.0 million of the principal amount of the Notes, which mature on September 1, 2010 (the “2010 Notes”). Pursuant to the indenture, AEM has agreed, and all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People’s Republic of China) are obligated, to guarantee, on a senior secured basis, to the Investors and to the trustee the payment and performance of our obligations.

As security for the Notes, we and The Bank of New York, as collateral agent, entered into a share pledge agreement, dated August 30, 2006, to secure the Notes with all of the shares of AEM common stock held by us as collateral.

The Warrants are governed by a warrant agreement, dated August 30, 2006, between us and The Bank of New York, as warrant agent. The Warrants consist of (i) six-year warrants to purchase an aggregate of 2,192,308 shares of our common stock, at an exercise price of $7.80 per share (the “First Tranche 2012 Warrants”), (ii) six-year warrants to purchase an aggregate of 525,830 shares of our common stock at an exercise price of $10.84 per share (the “Second Tranche 2012 Warrants”) and (iii) three-year warrants to purchase an aggregate of 769,230 shares of our common stock at an exercise price of $7.80 per share (the “2009 Warrants”). The First Tranche 2012 Warrants and the Second Tranche 2012 Warrants were issued to Citadel, and the 2009 Warrants were issued to Merrill. Each Warrant is exercisable at the option of the Warrant holder at any time through the maturity date of such Warrant.

In connection with the issuance of the Warrants, we and the Investors have entered into an equity registration rights agreement, dated August 30, 2006, pursuant to which we have agreed to file a shelf registration statement covering the resale of the shares underlying the Warrants.

In addition, we, Mr. Tianfu Yang and Citadel entered into a voting agreement, dated August 30, 2006, pursuant to which Mr. Yang has agreed to vote his shares of the capital stock of the Company to elect up to two members of the Company’s board of directors designated by Citadel. On November 17, 2006, we held our annual meeting of stockholders at which two designees of Citadel were elected to our board of directors. Citadel intends to designate a replacement for one of the directors it nominated.

The Investors and Mr. Tianfu Yang also entered into a noncompetition covenant and agreement, dated August 30, 2006, relating to Mr. Yang’s employment as our Chief Executive Officer and his ability to engage in a business that is competitive with our business for so long as any of the Notes remain outstanding.

Land Use Lease

On September 8, 2006, HTFE entered into an agreement (“Land Use Agreement”) with Shanghai Lingang Investment and Development Company Limited (“Shanghai Lingang”) with respect to HTFE’s lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone (the “Site”).

The term of the lease is 50 years and the aggregate amount that HTFE shall pay to Shanghai Lingang is approximately US$2.54 million (“Fee”), 50% of which has been paid and 45% of which is payable upon Shanghai Lingang’s completion of certain regulatory applications on behalf of HTFE. The balance of the Fee is payable within seven days of receipt of a regulatory permit for work commencement.

The Land Use Agreement provides that HTFE shall invest approximately US$15 million in the Site and shall register a Sino-foreign joint venture company at the location of Shanghai Lingang, with taxes payable at the same location. HTFE has agreed to compensate Shanghai Lingang for certain local taxes due to the local tax authority in connection with applicable tax generation requirements.

THE OFFERING BY THE SELLING STOCKHOLDERS

The Selling Stockholders are offering up to 1,500,000 shares of our common stock under this prospectus. We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. See “Use of Proceeds” for a complete description.

RISK FACTORS

You should carefully consider the risks described below before making an investment in our common stock. An investment in our common stock being offered for resale by the Selling Stockholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. All of these risks may impair our business operations. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

GENERAL RISKS RELATING TO OUR BUSINESS

Our management owns a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders.

As of February 8, 2007, our principal executive officers, Tianfu Yang, Tianli Yang, Suofei Xu, and Zedong Xu, beneficially owned approximately 69% of our outstanding common stock. As a result, they are in a position to significantly influence or control the outcome of matters requiring stockholders’ vote, including the election of directors, the adoption of any amendment to our certificate of incorporation or bylaws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other stockholders and may adversely affect the voting and other rights of our other stockholders.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. We experienced growth in our revenues of over three hundred eighty-seven percent (387%) during the last fiscal year; however, there can be no assurance that we will be able to maintain such growth or any growth of our business. An expansion of our operations will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We may require additional financing in the future and a failure to obtain such required financing will inhibit our ability to grow.

The continued growth of our business may require additional funding from time to time. Funding would be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. Obtaining additional funding would be subject to a number of factors including market conditions, operational performance and investor sentiment, many of which are outside of our control. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us.

The terms of any future financing may adversely affect your interest as stockholders.

If we require additional financing in the future, we may be required to incur indebtedness or issue equity securities, the terms of which may adversely affect your interests in the Company. For example, the issuance of additional indebtedness may be senior in right of payment to your shares upon liquidation of the Company. In addition, indebtedness may be under terms that make the operation of our business more difficult because the lender’s consent will be required before we take certain actions. Similarly the terms of any equity securities we issue may be senior in right of payment of dividends to your common stock and may contain superior rights and other rights as compared to your common stock. Further, any such issuance of equity securities may dilute your interest in the Company.

Covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions.

The indenture governing our Notes contains various covenants that may limit our discretion in operating our business. In particular, we are limited in our ability to merge, consolidate or transfer substantially all of our assets, issue preferred stock of subsidiaries and create liens on our assets to secure debt. In addition, if there is default, and we do not maintain certain financial covenants or we do not maintain borrowing availability in excess of certain pre-determined levels, we may be unable to incur additional indebtedness, make restricted payments (including paying cash dividends on our capital stock) or redeem or repurchase our capital stock.

The indenture requires us to maintain certain financial ratios and limits our ability to make capital expenditures. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing our Notes.

Our debt may have significant consequences, and cash flows and capital resources may be insufficient to make required payments on our substantial indebtedness and future indebtedness.

We have a substantial amount of debt. As September 30, 2006, we had approximately $1.91 million of total current liabilities, in addition to $50 million outstanding under our indenture relating to the Notes issued in August 2006. Our substantial debt could have important consequences to you. For example, it could:

•
operations to payments on our indebtedness, which could reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our ability to obtain additional financing for working capital, capital expenditures, and other general corporate requirements;

•	expose us to interest rate fluctuations because the interest rate is variable;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to sell assets to reduce indebtedness or influence our decisions about whether to do so;

•	restrict us from making strategic acquisitions or pursuing business opportunities;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows, and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business, and other factors, many of which are beyond our control. If our cash flows and capital resources are insufficient to fund our debt obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital, restructure our debt, or declare bankruptcy. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, we may be forced to sell at an unfavorable price. Furthermore, our obligations under various debt instruments are secured by our equity interests in Advanced Electric Motors, Inc. These security interests may limit our ability to dispose of material assets or operations. We also may not be able to restructure our debt on favorable economic terms, if at all.

We do not anticipate paying cash dividends on our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to follow a policy of retaining all of our earnings, if any, to finance development and expansion of our business.

We may not be able to adequately protect and maintain our intellectual property.

Our success will depend on our ability to continue to develop and market linear motors and other motor products. While we have been granted three patents in China relating to linear motor applications, we currently have not applied for patents for our technical processes and designs, as we believe an application for such patents would result in public knowledge of our proprietary technology and designs.

Because of our dependence on a few key customers, the loss of any key customer could cause a significant decline in our revenues.

Four major customers accounted for 82% of the net revenue for the nine month period ended September 30, 2006. The loss of any of our major customers, or a significant reduction in sales to any such customers, would adversely affect our revenues.

We depend on the supply of raw materials, and any adverse changes in such supply or the costs of raw materials may adversely affect our operations.

Five vendors provided 87% of our purchase of raw materials for the nine month period ended September 30, 2006. We currently obtain most of our raw materials from Acheng Relay Company Limited, Jiangnan Aluminum Material Factory and Linear Motor Institute of the Zhejiang University and Rui’an Fangzhuang Motor Fittings Factory. Any material change in the spot and forward rates could have a material adverse effect on the cost of our raw materials and on our operations. In addition, if we need alternative sources for key component parts for any reason, these component parts may not be immediately available to us. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and production of these components may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period, or on commercially acceptable terms, if at all. Shipments of affected products have been limited or delayed as a result of such problems in the past, and similar problems could occur in the future. Our inability to obtain our key source supplies for the manufacture of our products may require us to delay shipments of products, harm customer relationships or force us to curtail or cease operations.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continued service of our senior management, including Mr. Tianfu Yang, our Chairman and Chief Executive Officer, Mr. Xu Suofei, our Vice President and Board Member, Mr. Tianli Yang, our Vice President, and Mr. Zedong Xu, our Chief Financial Officer. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life insurance on any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support.

Because of the rapid growth of the economy in China, competition for qualified personnel is intense. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future.

We may issue additional shares of common stock which, without your approval, may be granted rights and preferences more favorable than those of the shares being offered in this prospectus.

Our Articles of Incorporation authorize the issuance of up to 100,000,000 shares of common stock, and, as of February 8, 2007, approximately 16,600,451 shares of our common stock have been issued and outstanding. We may issue shares authorized but unissued shares without further stockholder approval, and these shares may be granted rights and preferences that are greater than those of common shares being offered pursuant to this prospectus.

Our directors and officers control a majority of our common stock and, as a result, they may exercise voting control and be able to take actions that may be adverse to your interests.

Our directors and executive officers, directly or through entities that they control, currently beneficially own, as a group, approximately 70.32% of our issued and outstanding common stock as of February 8, 2007. This significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive a disadvantage in owning shares in a company with just one or several controlling stockholders. Furthermore, our directors and officers, as a group, has the ability to control the outcome of all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. This concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control.

If we breach certain performance obligations made in connection with our recent financing, we may be subject to substantial financial penalties.

In connection with our recent financing transaction involving the issuance of Notes and Warrants to Citadel and Merrill Lynch, we may be required to pay substantial financial penalties if we fail to satisfy certain performance obligations under the transaction agreements. In addition, under the registration rights agreement, we agreed that, in the event that the registration statement relating to the shares underlying the Warrants has not been declared effective by the SEC on or before March 30, 2007 or if effectiveness of such registration statement is suspended at any time while any registrable securities relating to the Warrants remain outstanding, we agreed to pay an aggregate of $250,000 in cash to the warrant holders for each thirty-day period for which that remains uncured (but which amount shall not exceed $2,000,000 in the aggregate). Under the indenture, we will be required to pay an additional interest of 2.0% per annum on the Notes if we have not obtained a listing of our common stock on either the Nasdaq Capital Market or the Nasdaq Global Market on or before July 1, 2007 and if we are not at that time currently maintaining such listing. See “Business - Recent Developments - New Financing”. Pursuant to the indenture, AEM has agreed, and all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People’s Republic of China) are obligated, to guarantee, on a senior secured basis, to the purchasers of the Notes and to the trustee the payment and performance of our obligations. If we are required to pay any of these penalties, which could be substantial, this could have a material and adverse effect on our financial results and results of operations.

RISKS RELATING TO DOING BUSINESS IN THE PEOPLE’S REPUBLIC OF CHINA

China’s economic policies could adversely affect our business.

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China’s economy has experienced a significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Capital outflow policies in the People’s Republic of China may hamper our ability to remit income to the United States.

The PRC has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital. Although we believe that we are currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the United States or to our stockholders. Please see “The Company - PRC Regulations.”

If preferential tax concessions granted by the PRC government are changed or expire, our financial results and results of operations would be materially and adversely affected.

Our results of operation may be adversely affected by changes to or expiration of preferential tax concessions that our subsidiary in the PRC currently enjoys. The statutory tax rate generally applicable to domestic Chinese companies is 33%. A reduced income tax rate of 15% may be possible for productive foreign investment enterprises in the Economic and Technological Development Zones and for enterprises engaged in production or business operations in the Special Economic Zones. As a result of preferential tax rate incentives, our operations have been subject to relatively low tax liabilities. Tax that would otherwise have been payable without preferential tax treatment amounted to approximately $0.34 million and $1.5 million in 2004 and 2005, respectively.

Tax laws in China are subject to interpretations by relevant tax authorities. The preferential tax treatment may not remain in effect or may change, in which case we may be required to pay the higher income tax rate generally applicable to Chinese companies, or such other rate as is required by the laws of China.

Fluctuations in the value of the RMB could materially affect our financial condition and results of operations.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As the majority of our net revenue is denominated in RMB, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its policy of tying the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 3.0% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation generally has been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

We may experience currency fluctuation and longer exchange rate payment cycles.

The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than China at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

We may face obstacles from the Communist system in the PRC.

Foreign companies conducting operations in the PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a stifling bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in the PRC.

Because our executive officers and several of our directors, including our chairman of the Board of Directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because the majority of our assets are located in the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against us in U.S. court.

The legal system in China has inherent uncertainties that may limit the legal protections available in the event of any claims or disputes with third parties.

The legal system in China is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the central government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. As China’s foreign investment laws and regulations are relatively new and the legal system is still evolving, the interpretation of many laws, regulations and rules is not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit the remedies available to you as an investor and to us in the event of any claims or disputes with third parties. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We may face political and/or judicial corruption in the PRC.

Another obstacle to foreign investment is corruption. There is no assurance that we will be able to obtain recourse, if desired, through the PRC’s poorly developed and often corrupt judicial systems.

Most of our assets are located in China, any dividends of proceeds from liquidation is subject to the approval of the relevant Chinese government agencies.

RISKS RELATING TO THE OFFERING

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is a limited public market for our common stock, which began trading on The Nasdaq Global Market on January 31, 2007, and there can be no assurance that a trading market will develop further or be maintained in the future. As of February 8, 2007, the closing bid price of our common stock on The Nasdaq Global Market was $11.15 per share. The average trading range, for the preceding 52-week period, had a low price of $3.30 per share and a high price of $13.48 per share. Before January 31, 2007, our common stock was traded on the OTC Bulletin Board.

The sale of material amounts of our common stock could reduce the price of our common stock.

Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. See “Security Ownership of Certain Beneficial Owners and Management” for information about the ownership of common stock by our current executive officers, directors and principal stockholders. As shares of our common stock are sold and options to purchase shares of our common stock are issued pursuant to Option Agreements, if and to the extent that these stockholders and/or option holders sell our common stock, the price of our common stock may decrease due to the additional shares in the market.

  USE OF PROCEEDS

The Selling Stockholders are offering up to 1,500,000 shares of our common stock under this prospectus. We will not receive any proceeds from the sale of the common stock by the Selling Stockholders We will not receive any proceeds from the issuance of our Common Stock to the selling stockholders other than the exercise price of any options that are exercised by the Selling Stockholders, the proceeds of which we expect to use for working capital purposes.

  SELLING STOCKHOLDERS

This prospectus relates to shares of our Common Stock that are being registered for reoffers and resales by the Selling Stockholders named below who have acquired or may acquire shares of our Common Stock pursuant to our 2005 Stock Option Plan. The Selling Shareholders may resell any or all of the shares of our Common Stock at any time they choose while this prospectus is effective.

Current and former executive officers and directors, their family members, trusts for their benefit, or entities that they own, that acquire shares of our Common Stock may be added to the Selling Stockholders list below by a prospectus supplement filed with the SEC. The number of shares to be sold by any Selling Stockholder under this prospectus also may be increased or decreased by a prospectus supplement. Although a person’s name is included in the table below, neither that person nor we are making an admission that the named person is our “affiliate.”

Unless otherwise described below, to our knowledge, no Selling Stockholder nor any of its affiliates has held any position or office with, been employed by, or otherwise has had any material relationship with us, or our affiliates, during the three years prior to the date of this prospectus.

Unless otherwise indicated in the footnotes to this table, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

The Selling Stockholders may offer all or some portion of the shares of the common stock. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Stockholders upon completion of sales pursuant to this prospectus.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended and Regulation M, including the rules and regulations promulgated thereunder. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other such persons. Furthermore, pursuant to Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares offered hereby.

As of February 8, 2007, there were 16,600,451 shares of our Common Stock outstanding.

Name and Title of Selling Stockholder	Number of Shares Beneficially Owned Prior to this Offering(1)		Number of Shares Offered Hereby(1)	Number of Shares Owned After this Offering Assuming All Shares Offered Hereby are sold	Percentage of Ownership After this Offering (%)
Tianfu Yang, Chief Executive Officer and Chairman of the Board of Directors	9,760,000	(2)	30,000	9,730,000	58.4%
Tianli Yang, Vice President	606,667	(3)	20,000	586,667	3.52%
Suofei Xu, Director	606,667	(4)	20,000	586,667	3.52%
Zedong Xu, Chief Financial Officer	456,667	(5)	20,000	436,667	2.62%
Patrick McManus, Director	53,333	(6)	60,000	0	0
David Gatton, Director	53,333	(7)	60,000	0	0
Ching Chuen Chan, Director	50,000		50,000	0	0

(1) For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the shares registered under this prospectus upon completion of the offering and that additional shares issuable in connection with certain dilutive events have not been issued.

(2) Includes options to acquire 10,000 shares exercisable within 60 days of February 8, 2007

(3) Includes options to acquire 6,667 shares exercisable within 60 days of February 8, 2007

(4) Includes options to acquire 6,667 shares exercisable within 60 days of February 8, 2007

(5) Includes options to acquire 6,667 shares exercisable within 60 days of February 8, 2007

(6) Includes options to acquire 53,333 shares exercisable within 60 days of February 8, 2007

(7) Includes options to acquire 53,333 shares exercisable within 60 days of February 8, 2007

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

(i)	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

(ii)	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(iii)	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(iv)	an exchange distribution in accordance with the rules of the applicable exchange;

(v)	privately negotiated transactions;

(vi)	short sales;

(vii)	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

(viii)	a combination of any such methods of sale; and

(ix)	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholder and/or the purchasers. At the time a particular offer of shares is made by the Selling Stockholders, to the extent required, a prospectus will be distributed. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

Under Nevada law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a party to an action, suit or proceeding because the person is or was our director, officer, employee or agent, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit or proceeding if the person:

(i)	acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and

(ii)	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Our bylaws include indemnification provisions under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as our directors or officers, except in relation to matters as to which any such director or officer was personally involved in the situation giving rise to the injury or unless such officer or director committed a criminal offense.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXPERTS

The financial statements as of December 31, 2005 and 2004 and for each of the two years ending in the period ended December 31, 2005, which are incorporated by reference in this prospectus, have been audited by Kabani & Company Inc., an independent registered public accounting firm, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Lionel Sawyer & Collins, Las Vegas, Nevada has given its opinion to us as to certain legal matters relating to the validity of the shares of our common stock offered hereby by us and to be offered hereby by the Selling Stockholders upon exercise of the options as described in this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the following documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until we terminate the offering of these shares:

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as amended, filed with the SEC on March 31, 2006;

•	Our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2006, as amended, filed with the SEC on May 15, 2006

•	Our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2006, filed with the SEC on August 14, 2006;

•	Our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2006, filed with the SEC on November 14, 2006;

•	Our Current Report on Form 8-K, dated January 31, 2005, filed with the SEC on May 12, 2005

•	Our Current Report on Form 8-K, dated April 3, 2006, filed with the SEC on April 3, 2006;

•	Our Current Report on Form 8-K, dated August 2, 2006, filed with the SEC on August 3, 2006;

•	Our Current Report on Form 8-K, dated August 21, 2006, filed with the SEC on August 25, 2006;

•	Our Current Report on Form 8-K, dated August 31, 2006, filed with the SEC on August 31, 2006;

•	Our Current Report on Form 8-K, dated August 29, 2006, filed with the SEC on September 1, 2006;

•	Our Current Report on Form 8-K, dated September 8, 2006, filed with the SEC on September 14, 2006;

•	Our Current Report on Form 8-K, dated October 12, 2006, filed with the SEC on October,16 2006;

•
Our Current Report on Form 8-K, dated December 14, 2006, filed with the SEC on December 20, 2006 as amended by our Current Report on Form 8-K/A dated December 14, 2006, filed with the SEC on January 4, 2007;

•	Our Current Report on Form 8-K, dated December 21, 2006, filed with the SEC on December 22, 2006;

•	Our Current Report on Form 8-K dated January 25, 2007, filed with the SEC on January 26, 2007;

•
Our Registration Statement on Form 8-A/12B dated January 26,2007, filed with the SEC on January 26, 2007, as amended by our Registration Statement on Form 8-A/12BA dated January 26, 2007, filed with the SEC on January 26, 2007; and

•
The description of our Common Stock which is contained in the registration statement on Form SB-2 (File No. 333-139635) filed with the SEC on December 22, 2006, including any amendment or reports filed for the purpose of updating such description.

You may request a copy of these documents, at no cost, by written request to: Mr. Barry Raeburn, Harbin Electric, Inc., 2 Penn Center, Suite 1306, Philadelphia, Pennsylvania 19102, tel. (215) 854-8104.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference into this prospectus. You should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference into this Registration Statement:

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as amended, filed with the SEC on March 31, 2006;

•	Our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2006, as amended, filed with the SEC on May 15, 2006

•	Our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2006, filed with the SEC on August 14, 2006;

•	Our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2006, filed with the SEC on November 14, 2006;

•	Our Current Report on Form 8-K, dated January 31, 2005, filed with the SEC on May 12, 2005;

•	Our Current Report on Form 8-K, dated April 3, 2006, filed with the SEC on April 3, 2006;

•	Our Current Report on Form 8-K, dated August 2, 2006, filed with the SEC on August 3, 2006;

•	Our Current Report on Form 8-K, dated August 21, 2006, filed with the SEC on August 25, 2006;

•	Our Current Report on Form 8-K, dated August 31, 2006, filed with the SEC on August 31, 2006;

•	Our Current Report on Form 8-K, dated August 29, 2006, filed with the SEC on September 1, 2006;

•	Our Current Report on Form 8-K, dated September 8, 2006, filed with the SEC on September 14, 2006;

•	Our Current Report on Form 8-K, dated October 12, 2006, filed with the SEC on October,16 2006;

•	Our Current Report on Form 8-K, dated December 14, 2006 as amended by our Current Report on Form 8-K/A dated December 14, 2006, filed with the SEC on January 4, 2007;

•	Our Current Report on Form 8-K, dated December 21, 2006, filed with the SEC on December 22, 2006;

•	Our Current Report on Form 8-K dated January 25, 2007, filed with the SEC on January 26, 2007;

•
Our Registration Statement on Form 8-A/12B dated January 26,2007, filed with the SEC on January 26, 2007, as amended by our Registration Statement on Form 8-A/12BA dated January 26, 2007, filed with the SEC on January 26, 2007; and

•
The description of our Common Stock which is contained in the registration statement on Form SB-2 (File No. 333-139635) filed with the SEC on December 22, 2006 as amended by the registration statement on Form SB-2/A filed with the SEC on January 26, 2007, including any amendment or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

                     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Nevada law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a party to an action, suit or proceeding because the person is or was our director, officer, employee or agent, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit or proceeding if the person:

(i)	acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and

(ii)	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Our bylaws include indemnification provisions under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as our directors or officers, except in relation to matters as to which any such director or officer was personally involved in the situation giving rise to the injury or unless such officer or director committed a criminal offense.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                     Not applicable.

ITEM 8.  EXHIBITS

Exhibit Number	Description
5.1	Opinion of Lionel, Sawyer & Collins.

10.1	2005 Stock Option Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated January 31, 2005, filed with the SEC on May 12, 2005 and incorporated herein by reference).

23.1	Consent of Kabani & Company Inc.

23.2	Consent of Lionel, Sawyer & Collins (included in exhibit 5.1).

ITEM 9.  UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the foregoing paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, provided, however, that no statement made in a Registration Statement or incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

(i) The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(ii) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(iii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iv) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(v) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 9, 2007.

HARBIN ELECTRIC, INC.

By:	/s/ Tianfu Yang
Name: Tianfu Yang
Title: Chairman, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Date: February 9, 2007	/s/ Tianfu Yang
Tianfu Yang
Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)

Date: February 9, 2007	/s/ Zedong Xu
Zedong Xu Chief Financial Officer (Principal Accounting Officer)

Date: February 9, 2007	/s/ Suofei Xu
Suofei Xu Vice President and Director

Date: February 9, 2007
Ching Chuen Chan Director

Date: February 9, 2007	/s/ Patrick McManus
Patrick McManus Director

Date: February 9, 2007	/s/ David Gatton
David Gatton Director

Date: February 9, 2007	/s/ Feng Bai
Feng Bai Director

Date: February 9, 2007	/s/ Yunyue Ye
Yunyue Ye Director

Date: February 9, 2007
Oliver Weisberg Director

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Lionel, Sawyer & Collins.

10.1	2005 Stock Option Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated January 31, 2005, filed with the SEC on May 12, 2005 and incorporated herein by reference).

23.1	Consent of Kabani & Company Inc.

23.2	Consent of Lionel, Sawyer & Collins (included in exhibit 5.1).